Exhibit 99.1

OpenText Buys Covisint

WATERLOO, ON — July 26, 2017 — OpenText™ (NASDAQ: OTEX) (TSX: OTEX), a global leader in Enterprise Information Management (EIM), announced today that it has completed the closing of the previously announced acquisition of Covisint, the leading Cloud platform for building digital identity management, Internet of Things (IoT) applications, and automotive and transportation supply chains.

“Digital identity management, the Internet of Things, and B2B collaboration are at the heart of today’s digital revolution where extreme connectivity, automation, and computing are converging,” said OpenText CEO and CTO Mark J. Barrenechea. “The Covisint platform underscores our commitment to enabling our customers to be digital leaders and unlocking the value of their information through automation, analytics, and artificial intelligence. We are pleased to welcome Covisint customers, partners, and employees to OpenText today.”

Financing Details

The aggregate purchase price for the acquisition was approximately U.S. $103 million, and the transaction was funded with cash on hand. A market and financial update will be provided during the OpenText fourth quarter fiscal year 2017 financial results call on August 3, 2017.

About OpenText

OpenText enables the digital world, creating a better way for organizations to work with information, on premises or in the cloud. For more information about OpenText (NASDAQ: OTEX, TSX: OTEX) visit opentext.com.

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Cautionary Statement Regarding Forward-Looking Statements Certain statements in this press release, including statements regarding OpenText’s plans, objectives, expectations and intentions relating to the acquisition, the acquisition’s expected contribution to OpenText’s results, financing of the acquisition, as well as the expected benefits of the acquisition and preservation of credit ratings, may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which the company operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText’s assumptions, although considered reasonable by the company at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors, which could occur, see OpenText’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC and other securities regulators. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Copyright ©2017 Open Text. OpenText is a trademark or registered trademark of Open Text. The list of trademarks is not exhaustive of other trademarks. Registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text. All rights reserved. For more information, visit: http://www.opentext.com/who-we-are/copyright-information.

OTEX-MNA

Notes: (1) All dollar amounts in this press release are in US dollars unless otherwise indicated.

Further information:

Greg Secord

Vice President, Investor Relations

Open Text Corporation

San Mateo, CA: (415) 963-0825

gsecord@opentext.com

Kasey Holman

Vice President, Corporate Communications

Open Text Corporation

San Mateo, CA: (650) 302-4191

kholman@opentext.com